EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST COMPANY

As of the close of business on June 30, 2019

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	1,119,992
Securities:	0
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	0
Premises and fixed assets:	393
Other real estate owned:	0
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	17,476
Total Assets:	1,137,861

Thousands of Dollars
LIABILITIES
Deposits	0
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	0
Other borrowed money:	0
Other Liabilities:	522,800
Total Liabilities	522,800

Thousands of Dollars
EQUITY CAPITAL
Common Stock	5
Surplus	534,260
Retained Earnings	80,796
Accumulated other comprehensive income	0
Total Equity Capital	615,061
Total Liabilities and Equity Capital	1,137,861